Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of the 29th day of June, 2007, by and between Spectrum Brands, Inc. (“the “Company”) and Kent J. Hussey (the “Executive”)

WHEREAS, the Company and the Executive previously entered into an Amended and Restated Employment Agreement (the “Agreement”), dated April 1, 2005; and

WHEREAS, the Company and the Executive wish to amend various provisions of the Agreement consistent with the Company’s and the Executive’s desire for the Company to employ the Executive in a capacity different from that described in the Agreement and pursuant to the terms and conditions set forth in the Agreement, as modified by this Amendment; and

WHEREAS, the Executive is willing and able to accept such employment on such terms and conditions; and

WHEREAS, Executive’s continued employment with the Company is expressly conditioned upon the agreement by the Executive to the terms and conditions of such employment as contained in the Agreement, as modified by this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein (promises that include benefits to which the Executive would not otherwise be entitled), and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Section 1 of the Agreement is hereby amended in its entirety to read as follows:

1.	Employment Duties and Acceptance. The Company hereby employs the Executive, and the Executive agrees to serve and accept employment with the Company, as Chief Executive Officer, reporting directly to the Board of Directors of the Company (the “Board”). As Chief Executive Officer, the Executive shall oversee and direct the operations of the Company and perform such other duties consistent with the responsibilities of the Chief Executive Officer, all subject to the direction and control of the Board. During the Term (as defined below) the Executive shall devote substantially all of his working time and efforts to such employment.

2. Section 2 of the Agreement is hereby amended in its entirety to read as follows:

2.

Term of Employment. Subject to termination of employment under Section 4 hereof, the Executive’s employment and appointment hereunder shall be for a term commencing on May 23, 2007 and expiring on May 22, 2008 (the “Initial Term”). Upon expiration of the Initial Term and subject to termination of employment under Section 4 hereof, this Agreement shall automatically extend for successive renewal periods of one (1) year

(“Renewal Term(s)”). The Initial Term and any Renewal Terms shall be collectively referred to as the “Term.”

3. The first sentence of Section 3(a) of the Agreement is hereby deleted and the following substituted therefor:

The Executive shall receive a base salary of Seven Hundred Fifty Thousand Dollars ($750,000) per annum effective May 23, 2007 for the duration of the Term (“Base Salary”), which Base Salary shall be paid in equal semi-monthly installments each year, to be paid semi-monthly in arrears.

4. The first sentence of Section 3(b) of the Agreement is hereby deleted and the following substituted therefor:

The Executive shall receive a bonus for each fiscal year ending during the Term, payable annually in arrears, which shall be based on a target of One Hundred percent (100%) of Base Salary paid during such fiscal year, provided the Company achieves certain annual performance goals established by the Board from time to time (the “Bonus”).

5. Section 3(e) of the Agreement is hereby amended in its entirety to read as follows:

(e)	Long-Term Incentive Award. Subject to Board approval, Executive shall be eligible to receive each fiscal year during the Term (commencing with fiscal year 2008) a Company-stock based award or other consideration valued at 150% of Executive’s Base Salary at the time of the award, and with such award containing certain vesting conditions to be based on achievement of Company’s performance objectives established by the Board from time to time.

6. Section 3(f) of the Agreement is hereby deleted in its entirety.

7. Section 3(g) of the Agreement is hereby designated as Section 3(f) and amended to replace the words “four (4)” therein with “five (5).”

8. Section 3(h) of the Agreement is hereby designated as Section 3(g).

9. Section 3(i) of the Agreement is hereby designated as Section 3(h) and amended in its entirety to read as follows:

(h)

Vehicle. Pursuant to the Company’s policy for use of vehicles by executives, Executive shall be provided the use of a leased vehicle suitable for a Chief Executive Officer of a company similar to the Company. Unless the Executive’s employment is terminated by the Company for Cause or by the Executive pursuant to Section 4(d), Executive shall be entitled to purchase such vehicle for $100 upon the earlier of (i) the expiration of the lease for such vehicle or (ii) the termination of Executive’s employment. In the event of the termination of the Company’s leased car policy, Executive shall be entitled thereafter to receive the monthly car allowance then in effect under the Company’s policy for his position.

10. Section 3(j) of the Agreement is hereby designated as Section 3(i) and amended in its entirety to read as follows:

(i)	D&O Insurance. The Company shall indemnify the Executive against any and all claims and costs of defense arising from or relating to Executive’s performance of his job responsibilities to the maximum extent provided by law, but not for any action, suit, arbitration or other proceeding (or portion thereof) initiated by the Executive, unless authorized or ratified by the Board. Such indemnification shall be covered by the terms of the Company’s policy of insurance for directors and officers in effect from time to time (the “D&O Insurance”). Copies of the Company’s charter, by-laws and D&O Insurance will be made available to the Executive upon request.

11. Section 3(k) of the Agreement is hereby designated as Section 3(j).

12. Section 4(d) of the Agreement is hereby amended in its entirety to read as follows:

(d)	Voluntary Termination by Executive. The Executive shall be entitled to voluntarily terminate his employment hereunder upon sixty (60) days prior written notice to the Company. Except as provided in Section 4(e), any such termination shall be treated as a termination by the Company for “Cause” under Section 5, unless notice of such termination was given within sixty (60) days after a Change in Control (which, for purposes of this Agreement, shall have the meaning given that term in the 2004 Rayovac Incentive Plan), in which case such termination shall be treated in accordance with Section 5(c) hereof.

13. Section 4(e) of the Agreement is hereby amended in its entirety to read as follows:

(e)	Termination by Executive Arising Out of Constructive Termination. The Executive shall be entitled to terminate his employment and appointment hereunder, without prior notice, upon, but in no event later than three months after, the occurrence of a Constructive Termination. For the purposes of this Agreement and any stock option agreements or restricted stock award agreements between the Company and the Executive, any such termination shall be treated as a termination by the Company without Cause. For this purpose, a “Constructive Termination” shall mean:

(i)	any reduction, not consented to by Executive, in Executive’s Base Salary then in effect;

(ii)	the relocation, not consented to by Executive, of the Company’s office at which Executive is principally employed as of the date hereof to a location more than fifty (50) miles from such office, or the requirement by the Company that Executive be based at an office other than the Company’s office at such location on an extended basis, except for required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations;

(iii)	a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties; or

(iv)	a breach by the Company of any of its other material obligations under this Agreement and the failure of the Company to cure such breach within thirty (30) days after written notice thereof by Executive.

14. Section 5(a) of the Agreement is hereby amended in its entirety to read as follows:

(a)	Termination by the Company with Cause or Voluntarily by the Executive. If the Executive’s employment hereunder is terminated by the Company with Cause or if the Executive voluntarily terminates his employment hereunder (except under circumstances constituting a Constructive Discharge, or as provided in Section 5(c)), the Executive’s salary and other benefits specified in Section 3 shall cease at the time of such termination, and the Executive shall not be entitled to any compensation specified in Section 3 which was not required to be paid prior to such termination; provided, however, that the Executive shall be entitled to continue to participate in the Company’s medical benefit plans to the extent required by law. Upon any termination of employment, the Company shall promptly pay to the Executive accrued salary and vacation pay, reimbursement for expenses incurred through the date of termination in accordance with Company policy, and accrued benefits through the Company’s benefit plans, programs and arrangements.

15. Section 5(b) of the Agreement is hereby amended in its entirety to read as follows:

(b)	Without Cause, Death or Disability. If the Executive’s employment hereunder is terminated by the Company (a) without Cause or (b) by reason of death or Disability, and the Executive executes a separation agreement with a release of claims agreeable to the Company (to the extent that the Executive is physically and mentally capable to execute such an agreement), the ongoing compensation obligations specified in Section 3 shall be discontinued as of the date of termination and the Company shall thereafter timely remit the amounts and provide the Executive the benefits as follows:

(i)	The Company shall pay to the Executive as severance, an amount in cash equal to double the sum of (A) the Executive’s Base Salary, and (B) the annual Bonus (if any) earned by the Executive pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year ending immediately prior to the fiscal year in which the termination occurs. Additionally, the Company shall pay to the Executive an amount equal to a pro rata portion of the annual Bonus the Executive actually would have earned for the fiscal year in which termination occurs if the Executive had not terminated employment. Such pro-ration shall be based on the number of weeks the Executive worked during such fiscal year prior to such termination divided by 52. Except as otherwise provided below, payment of this cash amount will be made at the time at which a Bonus would have been paid to the Executive for the fiscal year in which termination occurs if the Executive had not terminated Employment with the Company.

Notwithstanding the foregoing, the aggregate amount described in the preceding paragraph shall be paid to the Executive in a single-sum payment on the first day of the seventh month following the date of the Executive’s termination of employment except to the extent that payment is not required to be delayed under to comply with section 409A of the Internal Revenue Code of 1986, as amended, and any Treasury regulations or other guidance promulgated thereunder, pertaining to “specified employees,” in which case, the payment will be made upon the Executive’s termination of employment.

(ii)

For the greater of (i) the 24-month period immediately following such termination or (ii) the remainder of the Initial Term, the Company shall arrange to provide the Executive and his dependents the additional benefits specified in Section 3(c) substantially similar to those provided to the Executive and his dependents by the Company immediately prior to the date of termination, at no greater cost to the Executive than the cost to the Executive immediately prior to such date. Benefits otherwise receivable by the Executive pursuant to this Section 5(b)(ii) shall cease immediately upon the discovery by the Company of the Executive’s breach of the covenants contained in Section 6 or 7 hereof. In addition, benefits otherwise receivable by the Executive pursuant to this Section 5(b)(ii) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the 24-month period following the Executive’s termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the date of termination.

(iii)	The Executive’s accrued vacation (determined in accordance with Company policy) at the time of termination shall be paid as soon as reasonably practicable.

(iv)	Executive shall continue to be entitled to indemnification pursuant to Section 3(i) for events occurring prior to the date of Executive’s termination.

(v)	Any outstanding awards made pursuant to Section 3(e) will become vested immediately.

(vi)	Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, or local law and any additional withholding to which the Executive has agreed.

16. Section 5(c) of the Agreement is hereby amended in its entirety to read as follows:

(c)	Following Change in Control. If the Executive elects to terminate his employment within sixty (60) days following a Change in Control in accordance with Section 4(d), and the Executive executes a separation agreement with a release of claims agreeable to the Company (to the extent that the Executive is physically and mentally capable to execute such an agreement), then such termination by the Executive shall be treated as a termination by the Company without Cause, and the Executive shall be entitled to the compensation provided in Section 5(b), except that instead of the payment provided for in Section 5(b)(i)(B) hereof, the Executive shall be entitled to the annual Bonus (if any) earned pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which such termination occurs, and he shall be entitled to the full amount of such Bonus even if he terminates his employment before the end of such fiscal year. Notwithstanding the foregoing, the Company may require that the Executive continue to remain in the employ of the Company for up to a maximum of three (3) months following the Change in Control (the “Post-Term Period”). Notwithstanding the foregoing, if payment in accordance with the preceding sentence would subject the Executive to tax under section 409A of the Internal Revenue Code of 1986, as amended, then payment will be suspended until the first date as of which payment can be made without subjecting the Executive to such tax.

17. Section 5(d) is hereby further amended to eliminate Section 5(d)(i), to redesignate Section 5(d)(ii) as Section 5(d)(i), and to redesignate Section 5(d)(iii) as Section 5(d)(ii).

18. Section 6(a) is hereby amended in its entirety to read as follows:

(a)	The Executive agrees that during the during his employment and for the two-year period immediately following the termination of his employment for any reason (hereafter, the “Non-Competition Period”), he will not, directly or indirectly, either separately, jointly or in association with others, as an officer, director, consultant, agent, employee, owner, principal, partner or stockholder of any business, provide services of the same or similar kind or nature that he provides to the Company to, or have a financial interest in (excepting only the ownership of not more than 5% of the outstanding securities of any class listed on an exchange or the Nasdaq Stock Market), any competitor of the Company (which means any person or organization that is in the business of or makes money from designing, developing, or selling products or services similar to those products and services developed, designed or sold by the Company); provided, however, that the Executive may provide services to or have a financial interest in a business that competes with the Company if his employment or financial interest is with a separately managed or operated division or affiliate of such business that does not compete with the Company. The Executive recognizes, acknowledges and agrees that his duties and responsibilities hereunder will be performed throughout the United States and Canada and will result in Executive’s having material contact with the Company’s customers, suppliers, vendors, and employees throughout the United States and Canada. Accordingly, the Parties acknowledge and agree that the restrictions set forth in this Section 6(a) shall extend to the United States and Canada (hereafter, the “Restricted Territory”) and that this geographic scope is reasonable based on the geographic scope of Executive’s duties and responsibilities.

19. Section 6(b) is hereby amended in its entirety to read as follows:

(b)	Without limiting the generality of clause (a) above, the Executive further agrees that, during the Non-Competition Period, he will not, within the Restricted Territory, directly or indirectly, either separately, jointly or in association with others, solicit, divert, take away, or attempt to solicit, divert, or take away, any customer or person to whom the Company has sent a written sales or servicing proposal or contract in connection with the business of the Company within the immediately preceding two-year period (hereafter, a “Prospective Customer”), for the purpose of or with the intention of selling or providing to such customer or Prospective Customer any product or service similar to any product or service sold, provided, offered, or under development by the Company during the two-year period immediately preceding the termination of Executive’s employment for any reason (or during the preceding two years if during Executive’s employment); provided, however, that this restriction shall only apply to customers or Prospective Customers of the Company with whom Executive had contact or about whom the Executive acquired confidential information by virtue of his employment with the Company at any time during such two-year period.

20. Section 6(d) is hereby amended to add the following sentence at the end thereof:

Sections 6(a), 6(b), and 6(c) each are intended to be considered and construed as separate and independent covenants; any ruling that any one or more of these sections is overbroad or otherwise invalid shall not affect the validity of any of the other sections or any other section of this Agreement.

21. Section 7(a) is hereby amended in its entirety to read as follows:

(a)	The Executive agrees to hold in strict confidence and, except as the Company may authorize or direct, not disclose to any person or use (except in the performance of his services hereunder) any confidential information or materials received by the Executive from the Company and any confidential information or materials of other parties received by the Executive in connection with the performance of his duties hereunder. For purposes of this Section 7(a), confidential information or materials shall include, but are not limited to, existing and potential customer information, existing and potential supplier information, product information, design and construction information, pricing and profitability information, financial information, sales and marketing strategies and techniques and business ideas or practices (hereafter “Confidential Information”). The restriction on the Executive’s use or disclosure of Confidential Information shall remain in force during the Executive’s employment hereunder and until the earlier of (x) the expiration of a period of two (2) years thereafter or (y) such time as the Confidential Information is of general knowledge in the industry through no fault of the Executive or any agent of the Executive. The Executive also agrees to return to the Company promptly upon its request any Company information or materials in the Executive’s possession or under the Executive’s control. This Section 7(a) is not intended to preclude Executive from being gainfully employed by another. Rather, it is intended to prohibit Executive from using the Company’s confidential information or materials in any subsequent employment or employment undertaken that is not for the benefit of the Company during the identified period.

22. Section 7(c) is hereby amended to add the following sentence at the end thereof:

Nothing in this Agreement or elsewhere shall prevent the Executive from retaining his desk calendars, address book and rolodex.

23. Section 8 is hereby amended in its entirety to read as follows:

8.

Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile or telex, (c) one day after delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

(a)	For notices and communications to the Company:

Spectrum Brands, Inc.

Six Concourse Parkway

Suite 3300

Atlanta, GA 30328

Facsimile: (770) 829-6298

Attention: John Wilson

(b)	For notices and communications to the Executive: at the address set forth in the records of the Company, as updated at the request of the Executive from time to time.

Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

24. The changes to the Agreement made by this Amendment shall be effective as of May 23, 2007 (the “Effective Date”). Except as modified by this Amendment, the Agreement remains in full force and effect, and the execution of this Amendment shall not affect the rights of the Company or the Executive under the terms of the Agreement as in effect immediately prior to the Effective Date with respect to events occurring before the Effective Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SPECTRUM BRANDS, INC

/s/ John T. Wilson
By: John T. Wilson
Vice President, Secretary and General Counsel

EXECUTIVE:

/s/ Kent J. Hussey
Name: Kent J. Hussey